Monthly Statements to the Securityholders
Pursuant to Section 5.01 of the Sale and Servicing Agreement

Wachovia Asset Securitization Inc
2003-HE1

Monthly Period	April 1, 2003 — April 30, 2003
Payment Date	May 27, 2003

Aggregate Amount Collected for the Collection Period
	Interest	$3,447,906.65
	Principal Collections	$56,044,175.92
	Substition Amounts	$—
Application of Collected Amounts
Applied in the following order of priority:
(i)	Enhancer Premium			$137,500.00
(ii)	A-1 Noteholder’s Interest			$1,431,111.11
	A-2 Noteholder’s Interest			$120,000.00
(iii)	Principal Collections to Funding Account			$13,646,881.12
(iv)	Excess Spread (during Revolving)			$1,759,295.54
(v)	Excess Spread (during AP)			$—
(vi)	Additional Balance Increase from Excess Spread (during MAP)			$—
(vii)	A-1 Noteholder’s Principal Distribution			$—
	A-2 Noteholder’s Principal Distribution			$—
(viii)	Enhancer for Prior Draws			$—
(ix)	Liquidation Loss Amount			$—
(x)	Enhancer			$—
(xi)	Interest Shortfalls			$—
(xii)	Indenture Trustee			$—
(xiii)	Certificates			$—
Balances
	Beginning A-1 Note Balance			$1,000,000,000.00
	Ending A-1 Note Balance			$1,000,000,000.00
		Change		$—
	Beginning A-2 Note Balance			$100,000,000.00
	Ending A-2 Note Balance			$100,000,000.00
		Change		$—
	Beginning Excluded Amount			$—
	Ending Excluded Amount			$—
		Change		$—
	Beginning Pool Balance			$1,100,011,119.68
	Ending Pool Balance			$1,078,411,786.94
		Change		$21,599,332.74
	Beginning Principal Balance			$1,092,058,668.06
	Ending Principal Balance			$1,078,411,786.94
		Change		$13,646,881.12
	Additional Draws			$42,397,294.80
	Additional Balance Increase (Draws minus Payments)			$—
Delinquencies		#	$
	Two statement cycle dates:	8		$798,888.04
	Three statement cycle dates:	—		$—
	Four statement cycle dates:	—		$—
	Five statement cycle dates:	—		$—
	Six statement cycle dates:	—		$—
	Seven + statement cycle dates:	—		$—
	Foreclosures	—		$—
	REO	—		$—
	Liquidation Loss Amount	—		$—
	FIRST UNION NATIONAL BANK, as Administrator

Additional Information
Net WAC Rate	3.59%
Overcollateralization Target	$13,750,000.00
Overcollateralization Amount	$4,337,659.76
Funding Account Ending Balance	$25,925,872.82
Gross CPR (1 mo. Annualized)	46.608%
Net CPR (1 mo. Annualized)	13.913%
Draw Rate (1 mo. Annualized)	37.604%
WAM	217.13
AGE	15.66

Allocation of Collected Funds

Interest Collections		Principal Collections
Total Collected	$(3,906,244.62)	Total Collected	$(56,044,175.92)
Servicing Fee	$458,337.97	A-1 Principal	$—
Enhancer Premium	$137,500.00	A-2 Principal	$—
Additional Balance Interest	$—	Add'l Balance Increase	$—
A-1 Interest	$1,431,111.11	Net Draws	$42,397,294.80
A-2 Interest	$120,000.00	Funding Account	$13,646,881.12
Funding Account	$1,759,295.54	Net	$0.00
Net	$—